Exhibit 10.3

FLOW INTERNATIONAL CORPORATION

LONG TERM INCENTIVE PLAN FOR EXECUTIVES

For the Three Fiscal Year Period Beginning May 1, 2005 and ending April 30, 2008

A. Purpose. This Long Term Incentive Plan for Executives (the “Plan”) is intended to provide stock incentives (“Incentive Awards”) for executives who assist the Company in meeting the Company’s long-term financial goals.

B. Term. This Plan is in effect for the three-year performance period beginning May 1, 2005 and ending April 30, 2008. Upon action by the Compensation Committee, the Plan may be extended on a yearly basis (for subsequent three-year performance periods), subject to any amendments that the Compensation Committee may adopt, so that new incentives are established each fiscal year for each new three-year performance period. If the Compensation Committee extends the Plan for a new three-year performance period, the Compensation Committee will determine which executives are eligible to receive awards, the amount of each participant’s Target Shares, and the performance criteria and Performance Value Matrix applicable to such new three-year performance period. This Plan and any extension thereof shall be a subplan of, and subject to the applicable terms of, the equity plan that is approved by the Company’s shareholders in September, 2005.

C. Eligibility criteria. Only executives of the Company will be eligible for an award under this Plan. To be eligible for an award under this Plan, an executive must meet all of the following criteria. He or she must:

•	Be notified in writing of the decision of the Compensation Committee to include the executive in the Plan for that three-year performance period;

•	Be continuously employed by the Company through the date after the end of the three-year performance period when the Compensation Committee calculates the final amount of the award, unless the Executive’s employment terminates due to death or permanent total disability, as determined under the Company’s long term disability policy;

•	Be in full compliance with all of the executive’s contractual obligations to the Company and obligations imposed by law;

•	Be free of any significant disciplinary actions during that three-year performance period; and

•	Sign and deliver all required documents and agreements related to Incentive Awards under the Plan, including documents related to stock awards.

An executive does not have a right to be included in the Plan for any particular performance period, but instead the Compensation Committee will decide in its sole discretion whether an executive will participate in the Plan and have the potential to earn an award for a particular three-year performance period.

D. How awards are calculated and earned. Each participating executive will have an opportunity to obtain an Incentive Award composed of Company common stock for the three-year performance period based on the Company’s financial performance over such period. The percentage of the target number of shares of Company common stock that a participating executive will receive will be determined based on the Company’s performance relative to two financial goals for the Company (“Performance Goals”) that are determined by the Compensation Committee.

Examples of Performance Goals that could be selected for use in a performance period include the Company achieving a certain return on invested assets (ROIA) or a certain amount of cumulative earnings per share over the three-year performance period. The same percentage that is calculated at the end of the three-year performance period based on the Company’s financial performance with respect to the two Performance Goals will apply to the calculation of all stock awards for all executives who are participating in the Plan and earn an Incentive Award with respect to such period.

At the outset of the three-year performance period, the Compensation Committee, after considering recommendations from the CEO, will select which executives will participate in the Plan for the three-year performance period (“Participants”). The performance period shall be the three-consecutive fiscal years of the Company, beginning with the current fiscal year. The Compensation Committee, after considering recommendations from the CEO, will also select for each Participant a target number of shares of Company common stock (“Target Shares”) that will be awarded at the end of the three-year performance period if the Company achieves 100% of each of the Performance Goals for such period. The number of Target Shares need not be the same for each Participant, nor does it need to represent the same ratio of each Participant’s base salary. The Compensation Committee is not required to follow the CEO’s recommendations.

At the outset of the three-year performance period, the Compensation Committee will also establish a Performance Value Matrix that shows the percentage of each Participant’s Target Shares that will be paid depending on the percentage of each Performance Goal that is achieved. The percentage of a Performance Goal that can be achieved will be 100% if the goal is exactly met, more than 100% if the goal is exceeded, and less than 100% if the goal is not met. The maximum percentage of the Target Shares that Participants will be awarded is 200%, and the minimum percentage is 0%. Attached as Attachment A is an example of a Performance Value Matrix. The example is provided for illustrative purposes only, and does not necessarily apply to any performance period. The two criteria for the Performance Value Matrix for the three-year performance period commencing May 1, 2005 and ending April 30, 2008 are return on invested assets and cumulative earnings per share (i.e., the sum of the earnings per share for each of the three fiscal years in the performance period, not the percentage growth in earnings per share).

E. Timing and payment of awards. Incentive Awards will be provided to Participants within 30 days after the date the Compensation Committee has determined the final amount of the award. The Incentive Awards will be in shares of Company common stock, rounded down for partial shares. All required tax withholdings will be withheld from the Incentive Award, with the tax withholding owed being accomplished by the Company retaining shares of Company common stock necessary to cover the withholding obligation and the Participant receiving the net shares. Participants have no rights regarding stock ownership until the date the shares are actually issued. In no event will Incentive Award shares be issued later than December 31 of the calendar year in which the applicable three-year performance period ends. For example, all shares for Incentive Awards made for the three-year period ending April 30, 2008 will be issued no later than December 31, 2008. In the event of a corporate transaction, payment will be made no later than December 31 of the calendar year in which the transaction closes.

F. Termination of employment and other special circumstances. If employment of a Participant terminates for any reason before the award of an Incentive Award, that Participant will not be entitled to an Incentive Award with respect to the three-year performance period for which the awards are being made. Nonetheless, if employment terminates due to total permanent disability, as determined under the Company’s long term disability plan, or death, the Company will provide the Participant (or the Participant’s estate, if applicable) a prorated amount of Incentive Award for such three-year performance period. The amount payable to the disabled Participant (or, in the event of a Participant’s death, to his or her estate) will be determined after the end of the three-year performance period, and will be determined by calculating the Incentive Award based on a full three-year’s employment using the foregoing formula and then multiplying that amount by a fraction whose numerator is the number of calendar days of the employee’s employment during the three-year performance period before death or disability and whose denominator is 1,095. This award and payment will be conditioned on a release of claims by the Participant/estate.

G. Reorganizations, Stock Splits, Changes of Control. If between the commencement of a three-year performance period and the date stock is issued for Incentive Awards earned with respect to such period any change is made to the Company’s common stock by reason of any stock split, stock dividend, reorganization, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to the Performance Goals and Participant’s Target Shares with respect to such performance period. The Compensation Committee may also make appropriate adjustments in the event of any liquidation, spin-off or distribution of assets to shareholders other than a normal cash dividend. The type and amount of adjustments shall be determined by the Compensation Committee in its sole discretion, provided however that such adjustments shall only be made to the extent necessary to reflect the transaction or event that occurred, not to increase the value of the compensation provided under the Plan beyond what the transaction or event otherwise provided. For example, if the Company had a 2 for 1 stock split and a Performance Goal was the amount of earnings per share generated during the three-year performance period, that Performance Goal would be divided in half. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Compensation Committee shall be final, binding and conclusive. For purposes of this Plan, conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the Performance Goals or number of Target Shares.

In the event of a “corporate transaction” with respect to the Company during the three-year performance period, the Plan shall terminate as of the date the corporate transaction closes. Any Performance Goal that is an amount (not a percentage), such as cumulative earnings per share, shall be prorated to reflect the fact that the entire three-year performance period was not completed, and the amount payable to each Participant will be prorated to reflect the fact that the Participant was not required to complete the entire three-year performance period in order to earn the Incentive Award. Performance Goals that are amounts shall be multiplied by a fraction, the numerator of which is the number of days completed in the three-year performance period through the date the corporate transaction closes, and the denominator of which is 1,095. In lieu of the original goal, this modified Performance Goal shall be used in applying the Performance Value Matrix. Performance Goals that are a percentage (such as return on invested assets) shall not be prorated nor changed for purposes of the Performance Value Matrix, but the Company’s performance (i.e., the percentage) shall be determined over the period between the start of the performance period and the closing of the corporate transaction instead of over the entire three-year performance period. The Company’s actual performance results as of the time immediately preceding the closing of the corporate transaction shall be applied to the Performance Value Matrix, and the amount of the shares of Company common stock payable to a Participant is determined. The final number of shares payable to a Participant is determined by multiplying the number of shares determined above for the Participant by a fraction, the numerator of which is the number of days completed in the three-year performance period through the date the corporate transaction closes, and the denominator of which is 1,095.

For purposes of this Plan, a “corporate transaction” means any of the following events:

(a) Approval by the holders of the Company’s common stock of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(b) Approval by the holders of the common stock of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary of the Company; or

(c) Approval by the holders of the common stock of any plan or proposal for the liquidation or dissolution of the Company.

H. Other terms and conditions. This document contains guidelines relating to compensation of certain employees of the Company. This document is not intended and shall not be read to create any express or implied promise or contract for employment, for any benefit, or for specific treatment in specific situations. Except to the extent modified by individual written agreements, the employment relationship between Participants in this Plan with the Company is at-will, meaning employment is not for any minimum or set period, it is subject to the mutual consent of the employee and the Company, and either the employee or the Company can terminate the employment relationship at any time, for any reason or no reason, with or without cause, notice or any kind of pre- or post-termination warning, discipline or procedure. All Incentive Awards under this Plan are subject to withholding of applicable taxes. For purposes of this Plan, the terms “return on invested assets” and “earnings per share” shall be given the same meaning as they are used in the Company’s normal accounting practices provided, however, that when calculating the Company’s return on invested assets and earnings per share during the three year performance period for purposes of this Plan, the Company and Compensation Committee shall not consider any of the following to the extent appropriate to assure a consistent measurement of the Company’s financial performance for Plan purposes over the three year performance evaluation period:

1. Gains or losses on sales or dispositions of assets outside of normal business

2. Asset impairments and write-downs

3. Litigation costs or claims judgments or settlements

4. Historic environmental obligations

5. Changes in tax law or rate, including the impact on deferred tax liabilities

6. Uninsured catastrophic property losses

7. The cumulative effect of changes in accounting principles

8. Extraordinary items described in Accounting Principles Board Opinion No. 30.

9. Acquisitions occurring during the one year performance period or unbudgeted costs incurred related to future acquisitions

10. Operations discontinued, divested or restructured during the one year performance period, including severance and related costs

11. Gains or losses on, or charges related to, refinancing or extinguishment of debt

12. Recognition of deferred tax assets or loss carry forwards

13. Unbudgeted non-cash compensation expense, including stock option changes

14. Realized or unrealized foreign exchange gain or loss in other expenses

15. Impact of an unanticipated accounting changes

Any adjustments will be applied in a consistent manner. The Compensation Committee may interpret the terms of the Plan. The Company may, in its sole discretion, amend or terminate this Plan at any time without prior notice provided that any such amendment or termination shall apply only prospectively and shall not apply to awards with respect to performance periods in progress at the time the amendment or termination is adopted.

FLOW INTERNATIONAL CORPORATION

Flow Long Term Incentive Plan Approved By:

Dr. J. Michael Ribaudo, Chairman Compensation and Plan Administrator Committee

ATTACHMENT A

Hypothetical Example of a Performance Value Matrix

This example illustrates a Performance Value Matrix for a three-year performance period. The numbers are used for illustrative purposes only and do not reflect a promise or prediction of any particular Performance Goals or Matrix to be used nor any particular financial performance by the Company.

Performance Relative to Goal	Cumulative EPS Growth
Return on Invested Capital (ROIC)	<80%	80%	85%	90%	95%	100%	105%	110%	115%	120%
120%	0.0%	100.0%	112.5%	125.0%	137.5%	150.0%	162.5%	175.0%	187.5%	200.0%
115%	0.0%	87.5%	100.0%	112.5%	125.0%	137.5%	150.0%	162.5%	175.0%	187.5%
110%	0.0%	75.0%	87.5%	100.0%	112.5%	125.0%	137.5%	150.0%	162.5%	175.0%
105%	0.0%	62.5%	87.5%	87.5%	100.0%	112.5%	125.0%	137.5%	150.0%	162.5%
100%	0.0%	50.0%	62.5%	75.0%	87.5%	100.0%	112.5%	125.0%	137.5%	150.0%
95%	0.0%	37.5%	50.0%	62.5%	75.0%	87.5%	100.0%	112.5%	125.0%	137.5%
90%	0.0%	25.0%	37.5%	50.0%	62.5%	75.0%	87.5%	100.0%	112.5%	125.0%
85%	0.0%	12.5%	25.0%	37.5%	50.0%	62.5%	75.0%	87.5%	100.0%	112.5%
80%	0.0%	0.0%	12.5%	25.0%	37.5%	50.0%	62.5%	75.0%	87.5%	100.0%
<80%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Assume the Company’s goal for return on invested assets (ROIA) over the three-year performance period is 59%, and its goal for cumulative earnings per share (EPS) over the three-year performance period is $1.09. Assume further that executive Joe Dokes has a target number of shares of 10,000 which he will receive at the end of the performance period. For purposes of this illustration, we have assumed that Mr. Dokes meets all of the conditions to receive an award at the end of the three-year performance period, and there is no reorganization, stock split, corporate transaction or other similar event affecting the Company’s common stock.

If over the three-year performance period the Company has a ROIA of 59% and cumulative EPS of $1.09, then the Company would have exactly met both of its Performance Goals. According to the Matrix, when 100% of both goals are satisfied, 100% of the target shares are awarded and paid. In such a case, Mr. Dokes would receive 100% of his target shares, or 10,000 shares. Alternatively, suppose the Company’s ROIA was 65% and its cumulative EPS was only $0.87.

The Company would have achieved 110% of its ROIA goal, but only 80% of its EPS goal. In such a case, the Matrix states that only 75% of the target shares are awarded and paid, and Mr. Dokes would receive 75% of his target shares, or 7,500 shares. If instead the Company’s ROIA was 99% but its cumulative EPS was less than $0.87, then the Company would have achieved 110% of its ROIA goal but less than 80% of its EPS goal. When less than 80% of the EPS goal is achieved, then 0% of the target shares are awarded and paid regardless of the percentage of the ROIA goal that is achieved. In such a circumstance, Mr. Dokes would receive 0% of his target shares, or 0 shares.